SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

SCPIE HOLDINGS INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE	1-12449	95-4557980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1888 Century Park East

Los Angeles, California 90067

(Address of Principal Executive Offices)

(310) 551-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 14, 2006, SCPIE Holdings Inc. (the “Company”) entered into a Settlement Agreement (the “Agreement”) with Joseph Stilwell, Stilwell Value Partners III, L.P. and Stilwell Value LLC (collectively, the “Stilwell Group”) whereby Joseph Stilwell (“Mr. Stilwell”) will join the Company’s Board of Directors (the “Board”), effective January 15, 2007 and concurrent with Donald P. Newell’s resignation from the Board (as further described in Item 5.02 below), for a term expiring at the 2007 annual meeting of stockholders. The Company has also agreed to nominate and support Mr. Stilwell for re-election at the 2007 annual meeting for a term expiring at the 2010 annual meeting. The Agreement provides that Mr. Stilwell also will be appointed to the Strategic Planning Committee of the Board.

The Agreement requires the Stilwell Group to vote all of the shares of Company common stock it beneficially owns for each of the Company’s nominees for election to the Board and, in other matters, in accordance with the recommendation of the Board, or, if directed by the Board, pro rata with all other stockholders (the “Voting Provision”). The Stilwell Group has represented to the Company that it currently beneficially owns 847,400 shares, or approximately 8.9%, of the Company’s common stock.

The Stilwell Group has also agreed that it, and each of its affiliates, associates and other persons acting in concert with it, will not, directly or indirectly, engage in various activities, including without limitation, with respect to (collectively, the “Restrictive Provisions”): (i) soliciting, or participating in the solicitation of, proxies or consents from Company stockholders to elect persons to the Board or to approve shareholder proposals, (ii) making or being the proponent of any shareholder proposal, (iii) acquiring or retaining beneficial ownership of more than 9.9% of the Company’s outstanding shares of common stock, (iv) other than in Mr. Stilwell’s capacity as a director, proposing a merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company, (v) otherwise seeking to control or influence the stockholders, management, the Board or policies of the Company, other than through non-public communications with the directors of the Company or in Mr. Stilwell’s capacity as a director, (vi) seeking (1) to call a meeting of stockholders, (2) representation on the Board, except as set forth in the Agreement, or (3) the removal of any member of the Board, in each case, unless approved by a majority of the Company’s directors other than Mr. Stilwell, (vii) assisting or encouraging any other person or entity in connection with any of the foregoing, or (viii) otherwise taking any action inconsistent with any of the foregoing.

Additionally, the Stilwell Group has agreed that it will not dispose of any of its shares of the Company’s common stock if, to the knowledge of any member of the Stilwell Group, the person acquiring the shares, together with its affiliates and any member of a group in which such acquirer is a party, will beneficially own 5% or more of the Company’s common stock immediately following such disposition.

The Agreement will terminate, and Mr. Stilwell is required to tender his resignation from the Board (if requested by the Board), upon the earliest of (i) a reduction in the Stilwell Group’s beneficial ownership of outstanding Company common stock to less than 5% (as adjusted for issuances of common stock by the Company after the date of the Agreement), (ii) the acquisition by another person of more than 50% of the Company’s voting stock (by merger, acquisition or otherwise), (iii) the death or incapacity of Mr. Stilwell, (iv) December 14, 2009 and (v) the failure of Stilwell Partners III, L.P. or Stilwell Value LLC to continue to exist as legal entities, unless the Company elects to cause the Agreement to be binding on their respective successors. Additionally, the Agreement will terminate if Mr. Stilwell resigns from the Board.

If the Agreement terminates prior to January 1, 2008, then certain provisions in the Agreement, including the Voting Provisions and the Restrictive Provisions, shall survive until such date. However, if Mr. Stilwell resigns from the Board prior to January 1, 2008, then, notwithstanding certain of the Restrictive Provisions, the Stilwell Group will not be precluded from duly noticing an intent to nominate directors for the Company’s 2008 annual meeting of stockholders, if the deadline for such notice falls before January 1, 2008.

The Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2006, Donald P. Newell, Senior Vice President, General Counsel and a director of the Company, notified the Company that he will resign as a director, effective January 15, 2007. [Mr. Newell had no disagreement with the Company on any matter relating to the Company’s operations, policies or practices.]

Also on December 14, 2006, pursuant to the Agreement described in Item 1.01, the Company agreed to appoint Mr. Stilwell to the Company’s Board with a term expiring at the annual meeting of stockholders in 2007. The appointment shall be effective and Mr. Stilwell shall begin to serve as a member of the Board on January 15, 2007. The disclosure under Item 1.01 above is incorporated into this Item 5.02 by reference.

The press release attached as Exhibit 99.1 to this report is incorporated herein by reference.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Settlement Agreement, dated December 14, 2006 among SCPIE Holdings Inc., Joseph Stilwell, Stilwell Value Partners III, L.P. and Stilwell Value LLC.

99.1	Press Release, dated December 15, 2006, issued by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCPIE HOLDINGS INC.

Date: December 15, 2006	By:	/s/ Robert B. Tschudy
	Name:	Robert B. Tschudy
	Its:	Senior Vice President and Chief Financial Officer

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